Exhibit 99.1
[FHLBank Atlanta logo]

News Release
February 22, 2022

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces Preliminary 2021 Year-end Financial Results

ATLANTA, February 22, 2022 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter and year ended December 31, 2021. All numbers reported below for 2021 are approximate until the Bank announces audited financial results in its Form 10-K filing with the Securities and Exchange Commission (SEC), which is expected to be filed on or about March 3, 2022.

Net income for the fourth quarter of 2021 was $7 million, a decrease of $28 million, compared to net income of $35 million for the fourth quarter of 2020. The decrease in net income for the fourth quarter was primarily due to a $25 million decrease in net interest income. Net interest income for the fourth quarter of 2021 was reduced by $11 million due to derivative and hedging adjustments, while net interest income for the fourth quarter of 2020 benefited by $7 million of derivative and hedging adjustments. The derivative and hedging adjustments are driven by changes in interest rates. The remaining decrease in net interest income was primarily due to reduced advance balances and other interest-earning assets, partially offset by a decrease in interest rates which impacted interest-bearing liabilities more than interest-earning assets.

Net income for the year ended December 31, 2021 was $133 million, a decrease of $122 million, compared to net income of $255 million for 2020. Net interest income for 2021 decreased by $52 million, compared to net interest income in 2020. Derivative and hedging adjustments contributed to $26 million of the decrease in net interest income. The remaining decrease in net interest income was primarily due to reduced advance balances and other interest-earning assets, partially offset by a decrease in interest rates which impacted interest-bearing liabilities more than interest-earning assets. Additional items that impacted net income for 2020 included an $85 million gain from the sale of the Bank’s private-label mortgage-backed investment portfolio and a voluntary $20 million retirement plan contribution.

Total assets as of December 31, 2021 were $78.7 billion, a decrease of $13.5 billion, or 14.7 percent, from December 31, 2020. Advances outstanding were $45.4 billion as of December 31, 2021, a decrease of $6.8 billion, or 13.0 percent, from December 31, 2020, as a result of decreased demand for liquidity by the Bank’s members. Retained earnings were $2.2 billion as of December 31, 2021 and 2020. Capital stock was $2.4 billion as of December 31, 2021, a decrease of $695 million, or 22.6 percent, from $3.1 billion as of December 31, 2020. The decrease in capital stock was primarily attributable to the decrease in advances, as well as certain changes in members’ minimum capital stock requirements that the Bank implemented in March 2021.

The Bank's 2021 performance resulted in an annualized return on average equity (ROE) of 2.79 percent as compared to 3.95 percent for 2020. The ROE spread to the average Secured Overnight Financing Rate decreased to 275 basis points for 2021, as compared to 359 basis points for 2020. As of December 31, 2021, the Bank was in compliance with its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of December 31, 2021	As of December 31, 2020
Advances	$45,415	$52,168
Investments	31,821	36,380
Mortgage loans held for portfolio, net	149	218
Total assets	78,746	92,295
Consolidated obligations, net	71,692	84,764
Total capital stock	2,383	3,078
Retained earnings	2,228	2,198
Accumulated other comprehensive loss	(16)	(16)
Total capital	4,595	5,260
Capital-to-assets ratio (GAAP)	5.84%	5.70%
Capital-to-assets ratio (Regulatory)	5.86%	5.72%

	Three Months Ended December 31,		Years Ended December 31,
Operating Results and Performance Ratios	2021	2020	2021	2020
Net interest income	$44	$69	$281	$333
Reversal of provision for credit losses	(1)	—	(1)	—
Standby letters of credit fees	2	3	11	19
Other income	1	2	4	94
Total noninterest expense	40	36	149	163
Affordable Housing Program assessment	1	3	15	28
Net income	7	35	133	255
Return on average assets	0.03%	0.14%	0.16%	0.19%
Return on average equity	0.58%	2.53%	2.79%	3.95%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter and year ended December 31, 2021, will be available in the Bank's Form 10-K that the Bank expects to file on or about March 3, 2022, with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $7 billion in Affordable Housing Program funds, assisting more than 990,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the impact of the COVID-19 pandemic on the Bank, its employees, members and counterparties, or on the capital markets and the U.S. economy, which impact is evolving and unknowable at this time and could include impacts to the Bank’s operations, liquidity, profitability, financial condition and results of operations, and dividend. Additional factors include legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter and year; uncertainties relating to the phase-out of LIBOR; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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